                                                 Exhibit 99.1

Chico’s FAS, Inc. Reports Fourth Quarter and Fiscal Year 2021 Results and Announces Virtual Investor Day scheduled on March 25, 2022

•Fourth quarter diluted EPS of $0.09; best fourth quarter performance in four years
•Total Company fourth quarter sales increased 28.5% year-over-year
•Gross margin rate of 34.5%; exceeding last year’s fourth quarter by 1,550 basis points
•Fiscal 2021 income from operations of $67 million
•Provides strong fiscal 2022 first quarter and full year outlook

    Fort Myers, FL - March 1, 2022 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company” or “Chico’s FAS”) today announced its financial results for the thirteen weeks ended January 29, 2022 (the “fourth quarter”) and for the fifty-two weeks ended January 29, 2022 (“fiscal 2021”). The Company also provided fiscal 2022 first quarter and full year outlook.
Molly Langenstein, Chico's FAS Chief Executive Officer and President, commented, “Our performance in 2021 clearly demonstrates the extraordinary progress we have made against our turnaround plan. For both the fourth quarter and the full year, we delivered robust sales growth across all three brands and produced our best gross margin performance and EPS results since 2017, closing out a pivotal year with strong momentum.”
“Throughout the year, our sales growth has been driven by increases in both our store and digital sales channels and boosted by meaningful enhancements in product and marketing, which continued to significantly improve full-price selling," Langenstein continued. “Customers are responding positively to our elevated quality and styling at both Chico's® and White House Black Market®, as evidenced by our fourth quarter comparable sales growth of 33% and 46%, respectively. At both apparel brands, we achieved meaningfully faster sell-through rates, higher productivity, more full-priced sales and greater maintained margins. Soma® posted a nearly 10% comparable sales increase over last year's fourth quarter and a 26% increase over the fourth quarter of 2019, marking six consecutive quarters of comparable sales growth.”
Langenstein concluded, “Our results and momentum indicate that our strategy is working, creating a strong foundation for future growth at Chico’s FAS. We are a digital-first, customer-led company with three powerful brands and a clear path for profitable growth. We are confident in our ability to leverage our powerful shared platform to improve our overall operating performance, further strengthen our balance sheet and generate long-term shareholder returns.”
Business Highlights
The Company’s fiscal 2021 business highlights include:
•Generated robust results: Chico's FAS posted $0.37 net income per diluted share for fiscal 2021, the best performance since 2017, driven by sales growth, gross margin expansion and diligent expense control.
•Continued improving sales performance at Chico's: Sales at Chico’s continued to grow during the year, as demonstrated by the 33.2% increase in comparable sales in the fourth quarter. Chico's continued to benefit from elevated product styling and quality enhancements, and customers responded enthusiastically to denim, wovens and sweaters. Inventories remained lean, which fueled high productivity and increased full-price sales in the quarter.

•Continued improving sales performance at White House Black Market ("WHBM"): WHBM continued to deliver exceptional sales gains in fiscal 2021, posting a 45.6% comparable sales increase in the fourth quarter. WHBM continued to benefit from elevated quality and product enhancements, and customers responded positively to denim and new jacket silhouettes. Inventories remained lean, which fueled high productivity and increased full-price sales in the quarter.
•Continued exceptional sales growth at Soma: Soma posted a 9.5% comparable sales increase over last year's fourth quarter and a 26.2% comparable sales increase over the fourth quarter of fiscal 2019. Data from market research firm NPD Group Inc. shows that Soma’s growth continues to outpace the market in non-sport bras, panties and sleepwear. Management believes this research, along with continued strong performance, is a clear indication that Soma is well positioned to capture additional market share and grow into a billion-dollar brand.
•Enhanced marketing continued to drive traffic as well as new customers: Chico's FAS continued to elevate its marketing, allocating more resources to digital storytelling, influencers and other social efforts. These initiatives are driving more customers to our brands, with total customer count up 17% over last year and the average customer age continuing to trend younger.
•Improved gross margin: The full year gross margin rate rose to 36.7%, the Company’s best performance since fiscal 2017, driven by higher full-price sales, less promotional activity and improved leverage of occupancy costs on higher sales, partially offset by increases in raw materials and freight costs.
•Continued cost discipline: Selling, general and administrative ("SG&A") expenses declined to 33.0% of net sales for fiscal 2021, the Company’s best performance since fiscal 2017, reflecting the impact of sales leverage and the ongoing benefit of cost savings initiatives implemented in prior years.
•Obtained additional rent reductions: In fiscal 2021, Chico's FAS obtained approximately $22 million in incremental savings from landlords in addition to the $65 million of reductions and abatements negotiated during fiscal 2020, for a total savings of $87 million. We believe these renegotiated store leases will provide an occupancy tailwind that will further enhance store profitability.
•Strengthened balance sheet: The Company ended fiscal 2021 with more than $115 million in cash, even after repaying $50 million of long-term debt during the year.
Overview of Financial Results
For the fourth quarter, the Company reported net income of $10.7 million, or $0.09 per diluted share, compared to a net loss of $79.1 million, or $0.68 per diluted share, for the thirteen weeks ended January 30, 2021 (“last year’s fourth quarter”). Last year’s fourth quarter net loss included $35.9 million, or $0.32 per share, in significant after-tax non-cash charges as presented in the accompanying Summary of Significant Non-Cash Charges table.
For fiscal 2021, the Company reported net income of $46.2 million, or $0.37 per diluted share, compared to a net loss of $360.1 million, or $3.11 per diluted share, for the fifty-two weeks ended January 30, 2021 (“fiscal 2020”). The Company reported adjusted fiscal 2021 net income of $50.1 million, or $0.40 per diluted share, excluding $3.9 million, after-tax, in legal settlement charges as presented in the accompanying GAAP to non-GAAP reconciliation. The net loss for fiscal 2020 included $199.6 million, or $1.73 per share, in significant after-tax non-cash charges as presented in the accompanying Summary of Significant Non-Cash Charges table.
Net Sales
For the fourth quarter, net sales were $496.3 million compared to $386.2 million in last year’s fourth quarter. This 28.5% improvement primarily reflects the decline in store sales during last year’s fourth quarter as a result of the COVID-19 pandemic (the “pandemic”) and higher fourth quarter full-price sales, partially offset by 36 permanent store closures since last year’s fourth quarter.
Net sales for fiscal 2021 increased to $1,809.9 million from $1,324.1 million in fiscal 2020. This 36.7% increase primarily reflects fiscal 2020 disruptions related to the pandemic, including temporary store closures or limited hours, and higher fiscal 2021 full-price sales, partially offset by 36 permanent store closures since fiscal 2020.

Comparable Sales (1)
Total Company comparable sales for the fourth quarter compared to last year’s fourth quarter improved 29.2%, with Chico’s, WHBM and Soma up 33.2%, 45.6% and 9.5%, respectively. Total Company comparable sales for the fourth quarter compared to the thirteen weeks ended February 1, 2020 (the “fourth quarter of fiscal 2019”) declined 2.6%, with Soma improving 26.2% and Chico’s and WHBM decreasing 12.3% and 6.5%, respectively. Total Company on-hand inventories at the end of fiscal 2021 compared to the end of fiscal 2019 increased 2%, with Soma up 55% and Chico’s and WHBM down 19% and 21%, respectively; correlating sales and on-hand inventory.

	Thirteen Weeks Ended
	January 29, 2022
	Compared to Fiscal 2020	Compared to Fiscal 2019
Chico's	33.2%	(12.3)%
White House Black Market	45.6	(6.5)
Soma	9.5	26.2
Total Company	29.2	(2.6)
(1) The Company is not providing full year comparable sales figures for fiscal 2021 compared to fiscal 2020 as it is not a meaningful measure due to the significant impact of the pandemic during fiscal 2020.
Gross Margin
For the fourth quarter, gross margin was $171.3 million, or 34.5% of net sales, compared to $73.3 million, or 19.0% of net sales, in last year’s fourth quarter. The year-over-year improvement in gross margin rate primarily reflects margin expansion as a result of higher fourth quarter full-price sales, less promotional activity and improved leverage of occupancy costs on higher sales.
Selling, General and Administrative Expenses
For the fourth quarter, SG&A expenses were $154.8 million, or 31.2% of net sales, compared to $136.2 million, or 35.3% of net sales, for last year’s fourth quarter, primarily reflecting sales leverage and the ongoing benefit of cost savings initiatives.
Income Taxes
For the fourth quarter, the effective tax rate was a provision of 29.1% compared to a provision of (20.4)% for last year's fourth quarter. The fourth quarter effective tax rate primarily reflects an increase in the valuation allowance due to a change in deferred tax assets, partially offset by a favorable state return-to-provision adjustment. Last year’s fourth quarter effective tax rate primarily reflects a non-cash deferred tax asset valuation allowance, partially offset by the favorable rate differential due to benefits provided under the Coronavirus Aid, Relief, and Economic Security ("CARES") Act on the loss in last year’s fourth quarter.
The fiscal 2021 effective tax rate was a provision of 23.0% compared to a fiscal 2020 benefit of 21.7%. The fiscal 2021 effective tax rate primarily reflects a rate differential due to benefits provided under the CARES Act, partially offset by a valuation allowance due to the change in deferred tax assets for fiscal 2021. The fiscal 2020 effective tax rate primarily reflects a rate differential due to benefits provided under the CARES Act, partially offset by the unfavorable impact of the Company's book goodwill impairment charge and the valuation allowance against the Company's deferred tax assets in fiscal 2020.

Cash, Marketable Securities and Debt
At the end of the fourth quarter, cash and marketable securities totaled $115.1 million compared to $109.4 million at the end of last year’s fourth quarter. Debt at the end of the fourth quarter totaled $99.0 million compared to $149.0 million at the end of last year’s fourth quarter, reflecting a principal payment of $50.0 million on debt made in fiscal 2021.
Inventories
At the end of the fourth quarter, inventories totaled $323.4 million compared to $204.0 million at the end of last year’s fourth quarter and $246.7 million at the end of the fourth quarter in fiscal 2019. This $119.4 million increase, or 58.5%, from last year’s fourth quarter primarily reflects a $78.8 million increase in in-transit inventories due to extended in-transit times in the global supply chain and elevated on-hand inventories to align with higher consumer demand.
Fiscal 2022 First Quarter and Full Year Outlook
For the fiscal 2022 first quarter the Company currently expects:
•Consolidated net sales of $485 million to $500 million;
•Gross margin rate as a percent of net sales of 36.9% to 37.7%;
•SG&A expenses as a percent of net sales of 33.9% to 34.3%;
•Effective income tax rate of 20%; and
•Earnings per diluted share of $0.07 to $0.11.
For the fiscal 2022 full year the Company currently expects:
•Consolidated net sales of $2,085 million to $2,115 million;
•Gross margin rate as a percent of net sales of 36.7% to 37.2%;
•SG&A expenses as a percent of net sales of 32.8% to 33.2%;
•Effective income tax rate of 26%;
•Earnings per diluted share of $0.40 to $0.50; and
•Capital and cloud-based expenditures of approximately $65 million to $70 million, primarily driven by investments in Soma, targeted reinvestments in stores and technology enhancements.
Upcoming Virtual Investor Day
Chico’s FAS will host a Virtual Investor Day on Friday, March 25, 2022 beginning at 10:00 a.m. ET. The event is expected to last approximately 90 minutes and will conclude with a live Q&A session following the prepared remarks.
The Chico’s FAS Virtual Investor Day will include presentations from the Chico’s FAS Executive Team: Molly Langenstein, Chief Executive Officer & President; PJ Guido, Chief Financial Officer; Kristin Gwinner, Chief Human Resources Officer; and Jay Topper, Chief Digital Officer. The presentations will focus on the Company’s long-term strategic priorities, growth drivers and competitive advantages across its brands, and ESG initiatives.
Event registration is available on the Chico’s FAS Investor Relations website at https://chicosfas.com/investors. Following the event, an on-demand replay of the webcast will remain available online for one year at http://chicosfas.com/investors/events-and-presentations. An accompanying Virtual Investor Day presentation will also be available on the Chico’s FAS Investor Relations website prior to the event beginning at 10:00 a.m. ET on March 25, 2022.
Conference Call Information
The Company is hosting a live conference call on Tuesday, March 1, 2022 beginning at 8:00 a.m. ET to review the operating results for the fourth quarter and fiscal 2021. The conference call is being webcast live over the Internet, which you may access in the Investors section of the Company’s corporate website, www.chicosfas.com. An on-demand replay of the webcast will remain available online for one year at http://chicosfas.com/investors/events-and-presentations.
The phone number for the call is 1-877-883-0383. International callers should use 1-412-902-6506. The Elite Entry number, 8839128, is required to join the conference call. Interested participants should call 10-15 minutes prior to the 8:00 a.m. start to be placed in queue.
ABOUT CHICO’S FAS, INC.
Chico’s FAS is a Florida-based fashion company founded in 1983 on Sanibel Island, Fla. The Company reinvented the fashion retail experience by creating fashion communities anchored by service, which put the customer at the center of everything we do. As one of the leading fashion retailers in North America, Chico’s FAS is a company of three unique brands - Chico’s, WHBM and Soma - each thriving in their own white space, founded by women, led by women, providing solutions that millions of women say give them confidence and joy.
    Our Company has a passion for fashion, and each day, we provide clothing, shoes and accessories, intimate apparel and expert styling in our brick-and-mortar boutiques, digital online boutiques and through StyleConnectTM, the Company’s proprietary digital styling tool that enables customers to conveniently shop wherever, whenever and however they prefer.
As of January 29, 2022, the Company operated 1,266 stores in the U.S. and sold merchandise through 59 international franchise locations in Mexico and 2 domestic franchise airport locations. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com and www.soma.com as well as through third-party channels.
    To learn more about Chico’s FAS, please visit our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains statements concerning our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry and other statements that are not historical facts. These statements, including without limitation the quote from Ms. Langenstein and the sections captioned “Business Highlights” and “Fiscal 2022 First Quarter and Full Year Outlook,” are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In most cases, words or phrases such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “path,” “outlook,” “project,” “should,” “strategy,” “potential,” “confident” and similar expressions identify forward-looking statements. These forward-looking statements are based largely on information currently available to our management and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance. There is no assurance that our expectations will occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those described in Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K and, from time to time, in Item 1A, “Risk Factors” of our Quarterly Reports on Form 10-Q and the following:
The effects of the pandemic, including uncertainties about its depth and duration, new variants of COVID-19 that have emerged, the speed, efficacy and availability of vaccines and treatments, its impact on general economic conditions, human capital management, consumer behavior and discretionary spending, the effectiveness of any actions taken in response to the pandemic, and the impact of the pandemic on our manufacturing operations and shipping timelines; the extent, availability and effectiveness of any pandemic stimulus packages or loan programs, including the CARES Act; the ability of our suppliers, logistics providers, vendors and landlords, to meet their obligations to us in light of financial stress, labor shortages, liquidity challenges, bankruptcy filings by other industry participants, and supply chain and other disruptions; increases in unemployment rates; increases in labor shortages and our ability to sufficiently staff our retail stores; general economic conditions, including but not limited to, inflation, deflation, consumer confidence and consumer spending patterns; market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises, war and other military conflicts (including the ongoing military conflict between Russia and Ukraine) or other major events, or the prospect of these events; shifts in consumer behavior, and our ability to adapt, identify and respond to new and changing fashion trends and customer preferences, and to coordinate product development with buying and planning; changes in the general or specialty retail or apparel industries, including significant decreases in market demand and the overall level of spending for women’s private branded clothing and related accessories; our ability to secure and maintain customer acceptance of in-store and online concepts and styles; increased competition in the markets in which we operate, including our ability to remain competitive with customer shipping terms and costs; decreases in customer traffic at our stores; fluctuations in foreign currency exchange rates; significant increases in the costs of manufacturing, raw materials, transportation, importing, distribution, labor and advertising; decreases in the quality of merchandise received from suppliers and increases in delivery times for receiving such merchandise; our ability to appropriately manage our store fleet and achieve the expected results of store openings or store closures; our ability to appropriately manage inventory and allocation processes and leverage targeted promotions; our ability to maintain cost saving discipline; our ability to operate our retail websites in a profitable manner; our ability to successfully identify and implement additional sales and distribution channels; our ability to successfully execute and achieve the expected results of our business, brand strategies, brand awareness programs, and merchandising and marketing programs including, but not limited to, the Company’s turnaround strategy, retail fleet optimization plan, sales initiatives, multi-channel strategies and five operating priorities which are: 1) continuing our ongoing digital transformation; 2) further refining product through fit, quality, fabric and innovation in each of our brands; 3) driving increased customer engagement through marketing; 4) maintaining our operating and cost discipline; and 5) further enhancing the productivity of our real estate portfolio; our ability to utilize our distribution center and other support facilities in an efficient and effective manner; our increased reliance on sourcing from foreign suppliers and significant adverse economic, labor, political or other shifts (including adverse changes in tariffs, taxes or other import regulations, particularly with respect to China, or legislation prohibiting certain imports from China); U.S. and foreign governmental actions and policies and changes thereto; the continuing performance, implementation and integration of our management information systems; our ability to successfully update our information systems; the impact of any system failure, cyber security or other data security breaches, including any security breaches resulting in the theft, transfer, or unauthorized disclosure of customer, employee, or company information; our ability to comply with any domestic and foreign information security and privacy laws, regulations and technology platform rules or other obligations related to data privacy and security; our ability to attract, hire, train, motivate and retain qualified employees in an inclusive environment; our ability to successfully recruit leadership or transition members of our senior management team; future unsolicited offers to buy the Company and actions of activist shareholders and others and our ability to respond effectively; our ability to secure and protect our intellectual property rights and to protect our reputation and brand images; unanticipated obligations or changes in estimates arising from new or existing litigation, income taxes and other regulatory proceedings; unanticipated adverse changes in legal, regulatory or tax laws; and our ability to comply with the terms of our Credit Agreement, including the restrictive provisions limiting our flexibility in operating our business and obtaining credit on commercially reasonable terms.
These factors should be considered in evaluating forward-looking statements contained herein. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The forward-looking statements included herein are only made as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Financial Tables Follow)

Investor Relations Contact:
Tom Filandro
ICR, Inc.
(646) 277-1235
tom.filandro@icrinc.com

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	January 29, 2022		January 30, 2021		January 29, 2022		January 30, 2021
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales:
Chico's	$213,733	43.1%	$161,100	41.7%	$815,647	45.1%	$595,968	45.0%
White House Black Market	151,914	30.6	106,039	27.5	516,164	28.5	376,236	28.4
Soma	130,616	26.3	119,058	30.8	478,116	26.4	351,847	26.6
Total net sales	496,263	100.0	386,197	100.0	1,809,927	100.0	1,324,051	100.0
Cost of goods sold	324,956	65.5	312,859	81.0	1,145,929	63.3	1,139,878	86.1
Gross margin	171,307	34.5	73,338	19.0	663,998	36.7	184,173	13.9
Selling, general and administrative expenses	154,781	31.2	136,201	35.3	597,418	33.0	526,772	39.8
Goodwill and intangible impairment charges	—	0.0	1,164	0.3	—	0.0	114,344	8.6
Income (loss) from operations	16,526	3.3	(64,027)	(16.6)	66,580	3.7	(456,943)	(34.5)
Interest expense, net	(1,392)	(0.3)	(1,714)	(0.4)	(6,562)	(0.4)	(3,101)	(0.2)
Income (loss) before income taxes	15,134	3.0	(65,741)	(17.0)	60,018	3.3	(460,044)	(34.7)
Income tax provision (benefit)	4,400	0.8	13,400	3.5	13,800	0.7	(99,900)	(7.5)
Net income (loss)	$10,734	2.2	$(79,141)	(20.5)	$46,218	2.6	$(360,144)	(27.2)
Per share data:
Net income (loss) per common share-basic	$0.09		$(0.68)		$0.39		$(3.11)
Net income (loss) per common and common equivalent share–diluted	$0.09		$(0.68)		$0.37		$(3.11)
Weighted average common shares outstanding–basic	117,387		116,316		117,100		115,994
Weighted average common and common equivalent shares outstanding–diluted	123,718		116,316		122,341		115,994
Dividends declared per common share	$—		$—		$—		$0.09

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	January 29, 2022	January 30, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$115,105	$90,791
Marketable securities, at fair value	—	18,559
Inventories	323,389	203,983
Prepaid expenses and other current assets	41,871	30,565
Income tax receivable	13,698	58,140
Total Current Assets	494,063	402,038
Property and Equipment, net	195,332	241,370
Right of Use Assets	463,077	586,061
Other Assets:
Goodwill	16,360	16,360
Other intangible assets	5,000	5,000
Other assets, net	23,005	24,049
Total Other Assets	44,365	45,409
	$1,196,837	$1,274,878
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$180,828	$116,506
Current lease liabilities	172,506	194,551
Other current and deferred liabilities	134,051	120,729
Total Current Liabilities	487,385	431,786
Noncurrent Liabilities:
Long-term debt	99,000	149,000
Long-term lease liabilities	381,081	515,797
Other noncurrent and deferred liabilities	7,867	13,176
Total Noncurrent Liabilities	487,948	677,973
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—
Common stock	1,225	1,197
Additional paid-in capital	508,654	498,488
Treasury stock, at cost	(494,395)	(494,395)
Retained earnings	206,020	159,765
Accumulated other comprehensive gain	—	64
Total Shareholders’ Equity	221,504	165,119
	$1,196,837	$1,274,878

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Fifty-Two Weeks Ended
	January 29, 2022	January 30, 2021
Cash Flows from Operating Activities:
Net income (loss)	$46,218	$(360,144)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Goodwill and intangible impairment charges, pre-tax	—	114,344
Inventory write-offs	502	65,205
Depreciation and amortization	51,369	63,472
Non-cash lease expense	184,427	233,104
Exit of frontline Canada operations	—	498
Right of use asset impairment	—	4,795
Loss on disposal and impairment of long-lived assets, net	1,317	29,967
Deferred tax benefit	187	1,396
Share-based compensation expense	12,034	7,100
Changes in assets and liabilities:
Inventories	(119,908)	(23,962)
Prepaid expenses and other assets	(9,630)	(1,483)
Income tax receivable	44,442	(51,009)
Accounts payable	64,414	(17,897)
Accrued and other liabilities	7,402	12,111
Lease liability	(220,163)	(175,329)
Net cash provided by (used in) operating activities	62,611	(97,832)
Cash Flows from Investing Activities:
Purchases of marketable securities	(268)	(5,477)
Proceeds from sale of marketable securities	18,761	50,702
Purchases of property and equipment	(13,245)	(11,360)
Proceeds from sale of Corporate assets	8,295	—
Net cash provided by investing activities	13,543	33,865
Cash Flows from Financing Activities:
Proceeds from borrowings	—	255,500
Payments on borrowings	(50,000)	(149,000)
Payments of debt issuance costs	—	(4,279)
Proceeds from issuance of common stock	64	412
Dividends paid	—	(10,701)
Payments of tax withholdings related to share-based awards	(1,904)	(1,140)
Net cash (used in) provided by financing activities	(51,840)	90,792
Effects of exchange rate changes on cash and cash equivalents	—	(6)
Net increase in cash and cash equivalents	24,314	26,819
Cash and Cash Equivalents, Beginning of period	90,791	63,972
Cash and Cash Equivalents, End of period	$115,105	$90,791

Supplemental Detail on Net Income (Loss)
Per Common Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of income (loss) per common share pursuant to the “two-class” method. For the Company, participating securities are comprised entirely of unvested restricted stock awards granted prior to fiscal 2020 and performance-based restricted stock units (“PSUs”) that have met their relevant performance criteria.
Net income (loss) per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net income (loss) per share reflects the dilutive effect of potential common shares from non-participating securities such as restricted stock awards granted after fiscal 2019, stock options, PSUs and restricted stock units. For the thirteen and fifty-two weeks ended January 29, 2022 and January 30, 2021, potential common shares were excluded from the computation of diluted income (loss) per common share to the extent they were antidilutive.

    The following unaudited table sets forth the computation of net income (loss) per basic and diluted share shown on the face of the accompanying condensed consolidated statements of income (loss) (in thousands, except per share amounts):

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Numerator
Net income (loss)	$10,734	$(79,141)	$46,218	$(360,144)
Net income and dividends declared allocated to participating securities	(66)	—	(377)	(160)
Net income (loss) available to common shareholders	$10,668	$(79,141)	$45,841	$(360,304)
Denominator
Weighted average common shares outstanding – basic	117,387	116,316	117,100	115,994
Dilutive effect of non-participating securities	6,331	—	5,241	—
Weighted average common and common equivalent shares outstanding – diluted	123,718	116,316	122,341	115,994
Net income (loss) per common share (1):
Basic	$0.09	$(0.68)	$0.39	$(3.11)
Diluted	$0.09	$(0.68)	$0.37	$(3.11)
(1) Due to the differences between quarterly and year-to-date weighted average share counts and the effect of quarterly rounding to the nearest cent per share, the year-to-date calculation of net income (loss) per basic and diluted common share may not equal the sum of the quarters.

GAAP to Non-GAAP Reconciliation
    The Company reports information in accordance with U.S. generally accepted accounting principles (“GAAP”). However, this press release includes non-GAAP financial measures that are not based on any standardized methodology prescribed by GAAP. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the Company’s GAAP financial results, and the Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. The reconciliation below excludes the unfavorable impact of litigation settlement charges.
A reconciliation of net income and net income per diluted share on a GAAP basis to adjusted net income and adjusted net income per diluted share on a non-GAAP basis, SG&A expenses as a percent of sales and adjusted SG&A expenses as a percent of sales for the fifty-two weeks ended January 29, 2022 is presented in the table below:

GAAP to Non-GAAP Reconciliation of Adjusted Net Income and Adjusted Net Income Per Diluted Share and Adjusted Selling, General and Administrative Expenses, percent of sales
(Unaudited)
(in thousands, except per share amounts)

Fifty-Two Weeks Ended
January 29, 2022
Net Income:

Net Income GAAP basis	$46,218
Litigation settlement charges	3,910
Adjusted Net Income (Non-GAAP adjusted basis)	$50,128

Net income per common and common equivalent share - diluted:

Net income per common and common share equivalent (GAAP basis)	$0.37
Litigation settlement charges	0.03
Adjusted net income per common share equivalent (Non-GAAP adjusted basis)	$0.40

Selling, general and administrative expenses, percent of sales:

Selling, general and administrative expenses, percent of sales (GAAP basis)	33.0
Litigation settlement charges	(0.2)
Adjusted selling, general and administrative expenses, percent of sales (Non-GAAP adjusted basis)	32.8%

Supplemental Detail on Significant Non-Cash Fiscal 2020 Charges
A summary of significant non-cash charges related to the pandemic on results for the thirteen and fifty-two weeks ended January 30, 2021 is presented in the tables below:

Summary of Significant Non-Cash Charges (1)
(Unaudited)

	Thirteen Weeks Ended
	January 30, 2021
	Amount, pre-tax	% of Net Sales	Amount, after-tax	Per share impact
	(dollars in thousands, except per share amounts)
Gross margin:
Long-lived store asset impairment (2)	$2,362	0.6%	$1,776	$0.02
Total significant charges impacting gross margin	2,362	0.6	1,776	0.02
Selling, general and administrative expenses:
Other right of use asset impairment	1,558	0.4	1,172	0.01
Total significant charges impacting selling, general and administrative expenses	1,558	0.4	1,172	0.01
Goodwill and intangible impairment charges:
Indefinite-lived asset impairment	1,164	0.3	875	0.01
Total significant goodwill and intangible impairment charges	1,164	0.3	875	0.01
Income tax provision (benefit):
Deferred tax asset valuation allowance	—	8.3	32,051	0.28
Total significant charges impacting income tax provision (benefit)	—	8.3	32,051	0.28
Total significant non-cash charges	$5,084	9.6%	$35,874	$0.32
(1) All significant charges relate to the impact of the pandemic. Less significant charges that may have been incurred are not reflected in the table above.
(2) Primarily includes impairment on leasehold improvements at certain underperforming stores.

Summary of Significant Non-Cash Charges (1)
(Unaudited)

	Fifty-Two Weeks Ended
	January 30, 2021
	Amount, pre-tax	% of Net Sales	Amount, after-tax	Per share impact
	(dollars in thousands, except per share amounts)
Gross margin:
Inventory write-offs	$55,357	4.2%	$41,642	$0.36
Long-lived store asset impairment (2)	20,855	1.6	15,651	0.13
Right of use store asset impairment	2,442	0.2	1,832	0.02
Total significant charges impacting gross margin	78,654	6.0	59,125	0.51
Selling, general and administrative expenses:
Other long-lived asset impairment (3)	8,383	0.6	6,291	0.06
Other right of use asset impairment	1,558	0.1	1,169	0.01
Total significant charges impacting selling, general and administrative expenses	9,941	0.7	7,460	0.07
Goodwill and intangible impairment charges:
Goodwill impairment	80,414	6.1	75,496	0.65
Indefinite-lived asset impairment	33,930	2.6	25,463	0.22
Total significant goodwill and intangible impairment charges	114,344	8.7	100,959	0.87
Income tax provision (benefit):
Deferred tax asset valuation allowance	—	2.4	32,051	0.28
Total significant charges impacting income tax provision (benefit)	—	2.4	32,051	0.28
Total significant non-cash charges	$202,939	17.8%	$199,595	$1.73
(1) All significant charges relate to the impact of the pandemic. Less significant charges that may have been incurred are not reflected in the table above.
(2) Primarily includes impairment on leasehold improvements at certain underperforming stores.
(3) Includes impairment on capitalized implementation costs related to our cloud computing arrangements and other technology-related assets.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended January 29, 2022
(Unaudited)

	October 30, 2021	New Stores	Closures	January 29, 2022
Store count:
Chico’s frontline boutiques	506	—	(7)	499
Chico’s outlets	123	—	(1)	122
WHBM frontline boutiques	340	—	(5)	335
WHBM outlets	54	—	—	54
Soma frontline boutiques	238	—	—	238
Soma outlets	18	—	—	18
Total Chico’s FAS, Inc.	1,279	—	(13)	1,266

	October 30, 2021	New Stores	Closures	Other changes in SSF	January 29, 2022
Net selling square footage (SSF):
Chico’s frontline boutiques	1,381,419	—	(19,143)	—	1,362,276
Chico’s outlets	309,921	—	(2,528)	—	307,393
WHBM frontline boutiques	797,301	—	(11,579)	—	785,722
WHBM outlets	112,724	—	—	—	112,724
Soma frontline boutiques	448,773	—	—	—	448,773
Soma outlets	34,329	—	—	—	34,329
Total Chico’s FAS, Inc.	3,084,467	—	(33,250)	—	3,051,217

As of January 29, 2022, the Company’s franchise operations consisted of 59 international retail locations in Mexico and 2 domestic airport locations.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Fifty-Two Weeks Ended January 29, 2022
(Unaudited)

	January 30, 2021	New Stores	Closures	January 29, 2022
Store count:
Chico’s frontline boutiques	517	—	(18)	499
Chico’s outlets	123	—	(1)	122
WHBM frontline boutiques	347	—	(12)	335
WHBM outlets	56	—	(2)	54
Soma frontline boutiques	241	—	(3)	238
Soma outlets	18	—	—	18
Total Chico’s FAS, Inc.	1,302	—	(36)	1,266

	January 30, 2021	New Stores	Closures	Other changes in SSF	January 29, 2022
Net selling square footage (SSF):
Chico’s frontline boutiques	1,411,356	—	(49,080)	—	1,362,276
Chico’s outlets	309,921	—	(2,528)	—	307,393
WHBM frontline boutiques	814,157	—	(28,435)	—	785,722
WHBM outlets	117,484	—	(4,760)	—	112,724
Soma frontline boutiques	454,557	—	(5,784)	—	448,773
Soma outlets	34,329	—	—	—	34,329
Total Chico’s FAS, Inc.	3,141,804	—	(90,587)	—	3,051,217

As of January 29, 2022, the Company’s franchise operations consisted of 59 international retail locations in Mexico and 2 domestic airport locations.